Exhibit 99.1

CARBO Ceramics Inc. Announces Second Quarter Results; Conference Call Scheduled for Today, 9:00 a.m. Central Time

    IRVING, Texas, July 19 /PRNewswire-FirstCall/ --
CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of
$5.0 million or $0.33 per share (on a diluted basis), on revenues of
$29.7 million, for the quarter ended June 30, 2002.  For the six months ended
June 30, 2002, the company reported net income of $10.0 million or $0.66 per diluted share, on revenues of $59.0 million.
    Revenues for the second quarter decreased 16 percent from the same period a year earlier due to a decline in sales volume primarily attributable to a reduction in North American natural gas drilling activity.  Sales volume for the quarter totaled 104 million pounds, a decline of 20 percent versus last year's second quarter.  The U.S. natural gas rig count for the second quarter was 33 percent lower than the same period last year, while the Canadian rig count was down 42 percent versus the prior year.  Gross profit margins declined versus the second quarter of 2001 due to lower production rates in the company's manufacturing facilities.  While selling, general and administrative expenses decreased $2.9 million compared to the second quarter of last year, second quarter 2001 results include a $3.5 million charge recognized in connection with the modification of stock-based compensation.
Excluding this 2001 charge, selling, general and administrative expenses for the 2002 second quarter increased $630,000 versus the same period last year.
The increase in expenses was due to additional marketing and development activities associated with the expansion of the company's technical marketing program, engineering activity related to potential manufacturing capacity expansion and start-up and management activities at the company's plant under construction in China.
    Year to date revenues declined 15 percent versus the previous year, driven primarily by a 29 percent decline in the U.S. natural gas rig count.  Gross profit margins for the six months ended June 30 declined from 41 percent in
2001 to 40 percent in the current year.  The decline was the result of lower natural gas costs in 2002 being offset by lower production rates at the company's manufacturing facilities.  Excluding the previously mentioned
$3.5 million charge in 2001, selling, general and administrative expenses for the year to date increased $792,000 from last year due to enhanced marketing and engineering activity as well as start-up and management activities in
China.  Net income for the year to date 2002 declined 14 percent compared to the same period in 2001.  Excluding the charge for modification of stock-based compensation, net income for the first six months of 2002 declined 28 percent compared to the same period a year earlier.
    Mark Pearson, President and Chief Executive Officer of CARBO Ceramics,
stated, "Despite operating in a difficult market environment, this was an exciting quarter for CARBO Ceramics.  On May 31, we completed our acquisition of Pinnacle Technologies and we are very enthusiastic about the potential for growth in this business.  Overall, our results for the second quarter reflect the continuing weakness in drilling activity experienced throughout most of the quarter.  Given the low level of activity, we are encouraged by the relative strength of our business.  We believe this reflects the success of our expanding marketing efforts.  We expect an improvement in drilling activity during the second half of the year which should allow us to operate our manufacturing facilities more efficiently and improve operating margins."

    As previously announced, a conference call to discuss the company's second quarter results has been scheduled for Friday, July 19, at 9:00 a.m. central time.  To participate in the call, please dial 719-457-2633 and refer to confirmation code 285206.  The call can also be accessed live or on a delayed basis via the company's Web site, http://www.carboceramics.com or by accessing the following URL: http://www.firstcallevents.com/service/ajwz362769751gf12.html.

     Carbo Ceramics Inc. is based in Irving, Texas.

    This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

                              - tables follow -

                                 Three Months Ended      Six Months Ended
                                      June 30                 June 30
                                 2002         2001        2002       2001
                               (In thousands except     (In thousands except
                                  per share data)          per share data)

    Revenues                   $29,651     $35,304      $58,962     $69,478
    Operating expenses:
      Cost of sales             17,681      19,864       35,314      40,992
      Selling, general &
       administrative            4,257       7,131        8,104      10,816
      Start-up costs                68         ---          111         ---
        Total operating
         expenses               22,006      26,995       43,529      51,808
    Operating income             7,645       8,309       15,433      17,670
    Net interest income            136         269          292         487
    Other income (expense)          76         (5)           88          22
    Income before income taxes   7,857       8,573       15,813      18,179
    Income taxes                 2,881       3,136        5,808       6,562
    Net income                  $4,976      $5,437      $10,005     $11,617

    Earnings per share:
      Basic                      $0.33       $0.36        $0.66       $0.78
      Diluted                    $0.33       $0.36        $0.66       $0.77

    Average shares outstanding:
      Basic                     15,162      14,917       15,074      14,859
      Diluted                   15,306      15,087       15,202      15,027

    Selected Balance Sheet Information

                                June 30, 2002   Dec. 31, 2001
                                        (in thousands)

    Total current assets            $66,997        $76,502
    Net property, plant and
     equipment                       92,249         82,527
    Other assets, net                22,963            ---
    Total assets                    182,209        159,029
    Total current liabilities        11,034         11,127
    Deferred income taxes            12,152         10,960
    Shareholders' equity            159,023        136,942
    Total liabilities and
     shareholders' equity          $182,209       $159,029